EXHIBIT 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial Information for
the Three Months Ending March 31, 2007

Amsterdam, the Netherlands — May 11, 2007: UPC Holding B.V. (“UPC Holding”) is providing today selected, preliminary financial and operating information for the three months ended March 31, 2007. UPC Holding is an indirect wholly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, the full financial statements with the accompanying notes are expected to be posted prior to the end of May.

Highlights for the three months ending March 31, 2007 as compared to the results for the same period last year include(1):

•                  An organic(2) increase of 154,000 RGUs(3),

•                  Revenue growth of 17% to €553 million;

•                  Operating cash flow (“OCF”)(4) growth of 24% to €229 million;

•                  Operating income(5) increase of 94% to €51 million.

Operating Statistics

We had 10.6 million total RGUs as of March 31, 2007, including an increase of 191,000 RGUs from December 31, 2006. This increase was driven by organic RGU additions of 154,000 and several small acquisitions in Hungary, Romania and Slovenia. Organic RGU additions were primarily driven by sustained broadband Internet subscriber additions in our Western European countries together with growing broadband Internet and telephone subscriber additions in our Central and Eastern European countries.

In terms of organic RGU additions by product, during the first quarter of 2007 we had an increase of 131,000 broadband Internet subscribers and 76,000 telephone subscribers as well as a decrease of 53,000 video subscribers. Organic RGU additions for broadband Internet and telephony increased by 19% and 28%, respectively, from the same period last year. Broadband Internet and telephone subscriber additions benefited from an expanded footprint as well as increased VoIP (Voice-over-Internet-Protocol) penetration in Central and Eastern Europe. We now have voice services in all European countries. As of

(1)          All references to our subscriber metrics exclude the impact of our discontinued operations and the impact of our operations classified as disposed (see below). On December 31, 2006 we sold our operations in Belgium to Telenet Group Holding NV (“Telenet”). Due to Liberty Global’s continuing ownership in Telenet, we have not accounted for UPC Belgium as a discontinued operation. Accordingly, our total UPC Holding operating results and cash flows, including revenue and OCF include the impact of our operations in Belgium under the disposal line for the first quarter of 2006. From January 1, 2007, results for our operations in Belgium are excluded from UPC Holding. All period to period comparisons are on the basis of continuing operations and exclude our operations in Belgium.

(2)          Organic figures exclude revenue generating units (“RGUs”) at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)          Please see footnotes to the subscriber table for the definition of RGUs.

(4)          Please see page 8 for an explanation of operating cash flow and a reconciliation to operating income.

(5)          The reported amount for operating income for the three months ended March 31, 2007 is preliminary and subject to adjustment. For additional information, see footnote 9 on page 8.

March 31, 2007, we had 8.3 million telephone homes serviceable with a penetration of 11% and 8.8 million broadband Internet homes serviceable with a penetration of 22%.

Video subscribers decreased in the period primarily due to competitive developments in Central and Eastern Europe, principally Hungary and Romania. In the Netherlands, we added 9,000 digital cable subscribers in the quarter, as we continue to shift our focus to more selective marketing strategies. At quarter end, approximately 65% of our digital cable base in the Netherlands was taking a premium digital service, which is an increase from the fourth quarter. This increase in premium services, together with the continued roll-off from promotional periods, is contributing to digital cable ARPU expansion in the Netherlands. As a result, our incremental ARPU from digital cable subscribers has increased to more than €5, an increase of more than 25% compared to the corresponding incremental €4 in Q4 2006. We have recently introduced video on demand (“VOD”), which we intend to expand across our entire Dutch footprint before year end. We also began the commercial launch of high definition services, which together with VOD and the personal video recorder products that we introduced in late 2006, are expected to contribute to growth in the Netherlands as we progress through the year.

Customer relationships totaled approximately 8.2 million as of March 31, 2007. Of our customer relationships, approximately 22% subscribed to two or more products versus approximately 17% for the comparable period last year. RGUs per customer relationship increased to 1.29x at March 31, 2007 from 1.22x at March 31, 2006, driven by the increased sell-in of our data and voice products to existing subscribers.

Financial Highlights

Consolidated revenue for the three months ended March 31, 2007 increased to €553 million, a 17% increase as compared to the same period last year. The increase in revenue was primarily due to acquisitions, including Karneval and INODE, and organic growth, particularly in our Central and Eastern European businesses, including Poland, Czech Republic and Romania. Revenue growth, rebased(6) for acquisitions and foreign currency effects (rebased), was approximately 10% for the three months ended March 31, 2007.

Operating cash flow for the three months ended March 31, 2007 increased to €229 million, a 24% increase as compared to the same period last year. In addition to the impact of acquisitions, the increase in OCF was principally driven by solid organic growth in the Netherlands and Austria in Western Europe, continued growth in our Central and Eastern European businesses, particularly Poland, as well as lower costs from central and corporate operations and other factors. Central and corporate operations were positively impacted by recharges of operating charges to Cablecom for corporate functions and support costs incurred by UPC Holding on behalf of Cablecom. Rebased OCF growth was approximately 18% for the three months ended March 31, 2007, as compared to the same period last year.

Our OCF margin(7) was 41.4% for the three months ended March 31, 2007, which represents an approximate 240 basis point improvement to our OCF margin from the same period last year. The margin increase was principally driven by improvement in the Netherlands and Hungary, and from lower central and corporate costs as a percentage of revenue (due in part to the Cablecom recharges mentioned above).

(6)          For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first quarter of 2007, we have adjusted our historical Q1 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective Q1 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in the Q1 2007 results and (ii) reflect the translation of our Q1 2006 rebased amounts at the applicable average exchange rates that were used to translate our Q1 2007 results.  Please see page 4 for supplemental information.

(7)          OCF margin is calculated by dividing OCF by consolidated revenue for the applicable period.

About UPC Holding B.V.

UPC Holding owns businesses that provide video, broadband Internet access and telephone services through broadband networks in 9 European countries. At March 31, 2007, UPC Holding’s networks passed approximately 11.5 million homes and served approximately 10.6 million revenue generating units, including approximately 7.7 million video subscribers, 1.9 million broadband Internet subscribers and 0.9 million telephone subscribers.

Disclaimer

This press release contains forward-looking statements, including our insights and expectations regarding competition in our markets, our growth potential, our expectations with respect to our digital migration project, our expectations regarding the completion of the Facility M and N financings, our expectations regarding the inclusion of the VTR Interest (as defined) within the UPC Broadband Borrower Group (as defined) and associated financings, our anticipated borrowing availability after completion of our first quarter bank reporting requirements, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services, continued growth in services for digital television, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, our ability to complete financial transactions discussed, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

On July 29, 2005, UPC Holding issued €500 million of 7 3/4% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8 5/8% Senior Notes due 2014. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly owned subsidiary of UPC Holding, is the borrower and UPC Holding is the guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2007 results. The financial information contained herein is preliminary and subject to possible change. UPC Holding presently expects to issue its financial statements  of May, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Selected Financial Data

The following tables provide selected, preliminary revenue and operating cash flow data for the three months ended March 31, 2007 and 2006 for each reportable segment of UPC Holding. All of the reportable segments set forth below provide broadband communications services, including video, voice and broadband Internet access services. Certain segments also provide competitive local exchange carrier and other business-to-business services. At March 31, 2007, our operating segments in UPC Holding provided services in nine countries. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.

On December 31, 2006, we sold our operations in Belgium to Telenet. Due to Liberty Global’s ownership in Telenet, we have not accounted for UPC Belgium as a discontinued operation. Accordingly, our operating results and cash flows, including revenue and OCF, include the impact of our operations in Belgium under the disposal line for the three months ended March 31, 2006. From January 1, 2007, results for Belgium are excluded from UPC Holding.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the three months ended March 31, 2007, we have adjusted our historical revenue and OCF for the three months ended March 31, 2006 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three months ended March 31, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2007 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2006 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended March 31, 2006 include Karneval, INODE and six smaller acquisitions in Europe.  We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate.  As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors.  The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X.  In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s March 31, 2007 financial statements. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (“FX”), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
The Netherlands	€192.2	€179.0	€13.2	7.4	7.4	—
Austria	91.5	73.8	17.7	24.0	24.0	—
Ireland	56.2	51.3	4.9	9.6	9.6	—
Total Western Europe	339.9	304.1	35.8	11.8	11.8	7.7
Hungary	68.7	62.3	6.4	10.3	9.5	—
Other Central and Eastern Europe	140.0	105.3	34.7	33.0	29.5	—
Total Central and Eastern Europe	208.7	167.6	41.1	24.5	22.1	12.9
Central and corporate operations	4.1	0.7	3.4	485.7	485.7	—
Total UPC Holding continuingoperations	€552.7	€472.4	€80.3	17.0	16.1	10.3
Disposal (Belgium)	—	8.5	(8.5)	N.M.	N.M.	—
Total UPC Holding	€552.7	€480.9	€71.8	14.9	14.1	—

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	€	%	%	Rebased %
	amounts in millions, except % amounts
The Netherlands	€97.6	€88.2	€9.4	10.7	10.7	—
Austria	44.1	37.1	7.0	18.9	18.9	—
Ireland	17.3	15.5	1.8	11.6	11.6	—
Total Western Europe	159.0	140.8	18.2	12.9	12.9	11.7
Hungary	33.9	29.7	4.2	14.1	13.1	—
Other Central and Eastern Europe	67.6	50.8	16.8	33.1	29.8	—
Total Central and Eastern Europe	101.5	80.5	21.0	26.1	23.7	14.8
Central and corporate operations	(31.8)	(36.9)	5.1	13.8	13.8	—
Total UPC Holding continuing operations	€228.7	€184.4	€44.3	24.0	23.0	18.0
Disposal (Belgium)	—	5.1	(5.1)	N.M.	N.M.	—
Total UPC Holding	€228.7	€189.5	€39.2	20.7	19.7	—

N.M. — Not meaningful

Summary of Third Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third party debt and cash and cash equivalents as of March 31, 2007 and December 31, 2006:

	As of March 31,	As of December 31,
	2007	2006
	amounts in millions
UPC Broadband Holding Bank Facility	€3,022.5	€3,040.8
UPC Holding 7 3/4% Senior Notes due 2014	500.00	500.00
UPC Holding 8 5/8% Senior Notes due 2014	300.00	300.00
Other debt, including capital lease obligations	4.6	3.0
Total third party debt	€3,827.1	€3,843.8
Cash and cash equivalents	€96.4	€474.9

As of March 31, 2007, total third party debt, including other debt and capital lease obligations, was €3,827 million, while cash and cash equivalents were €96 million. The UPC Broadband Holding Bank Facility includes borrowings under facilities J and K term loans as well as any drawn amounts from the €1.3 billion in redrawable term loan facilities I and L. In addition to our cash balances at March 31, 2007, we had approximately €1.3 billion of undrawn commitments under facilities I and L of which we estimate we had approximately €366 million of availability, subject to completion of first quarter bank reporting requirements. The change in total third party debt from the previous period is primarily due to foreign currency fluctuations.

In the second quarter of 2007, UPC Holding and UPC Broadband Holding entered into an agreement to refinance a portion of the UPC Broadband Holding Bank Facility. In connection with the refinancing, Cablecom Holdings GmbH (“Cablecom Holdings”) and its subsidiaries have become subsidiaries of UPC Broadband Holding. Additionally, the outstanding borrowings under the senior secured credit facility of Cablecom Luxembourg S.C.A. (“Cablecom Luxembourg”) and Cablecom GmbH (the “Cablecom Facility”), each a wholly-owned subsidiary of Cablecom Holdings, were repaid on April 16, 2007. At the same time, Liberty Global Switzerland, Inc., the parent company of Cablecom Holdings, repaid the outstanding borrowings under its existing €550 million PIK loan facility (the “PIK Facility”). On April 17, 2007, Cablecom Luxembourg’s €300 million Senior Notes due 2016 became the direct obligations of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes due 2014. Cablecom Holdings, Cablecom Luxembourg, Cablecom GmbH and Liberty Global Switzerland, Inc. are each indirect wholly owned subsidiaries of Liberty Global, Inc.

In conjunction with the refinancing, the UPC Broadband Holding Bank Facility has been amended to permit, among other things, the transfer of Liberty Global’s indirect 80% interest in VTR Global Com S.A. (the “VTR Interest”), the leading Chilean cable operator, to a subsidiary of UPC Broadband Holding. Liberty Global intends to effectuate this fold-in of the VTR Interest into the borrowing group under the UPC Broadband Holding Bank Facility (“UPC Broadband Borrower Group”) in the near future. The fold-in of the VTR Interest into the UPC Broadband Borrower Group is expected to generate additional debt capacity and provide for additional liquidity.

As a result of the transactions described above, under the UPC Broadband Holding Facility, UPC Broadband Holding will have (i) a new Facility M in an aggregate amount of €3,640 million including a €250 million delayed draw facility and (ii) a new Facility N in an aggregate amount of $1,900 million, in addition to the existing Facility L of €830 million and a downsized Facility I of €250 million. Effective on April 16 and April 17, 2007, a portion of the new Facility M in the amounts of €1,175 million and €1,695 million were funded and utilized to repay the outstanding borrowings under the Cablecom Facility and, together with available cash of €207 million, the PIK Facility as well as to refinance all of the outstanding borrowings under the Euro denominated Facility J1 and K1 under the UPC Broadband Holding Bank Facility. Once completed and funded, the remaining portions of Facility M and the new Facility N will be utilized to (i) refinance the US dollar denominated Facility J2 and K2 under the UPC Broadband Holding Bank Facility, (ii) effectuate the fold-in of the VTR Interest into the UPC Broadband Borrower Group and (iii) make a dividend or other distribution to the parent company of UPC Holding.

The new Facilities M and N have lower pricing and longer maturities than the refinanced facilities. Facility M will bear interest at a margin of 2.00% above EURIBOR and Facility N will bear interest at a margin of 1.75% above LIBOR. Facilities M and N have a maturity to December 2014, while Facilities I and L have maturities to April 2010 and July 2012, respectively.

Finally, UPC Holding has received commitments for a €150 million facility (the “UPC Holding Facility”) (initially ranking pari passu with the existing UPC Holding Senior Notes) which may, at the option of UPC Holding, on or before May 31, 2008, be rolled into Facility M under the UPC Broadband Holding Bank Facility (at which time ranking pari passu with other senior debt at UPC Broadband Holding). Upon completion, the UPC Holding Facility will be available to be drawn by UPC Holding until December 31, 2007.  For additional information on the transactions described above, please see Liberty Global’s Form 8-K that was filed with the Securities and Exchange Commission on April 17, 2007.

Covenant Calculations

Based on the results for March 31, 2007 and subject to the completion of first quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.58x(8). The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.50(8).

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the three months ended March 31, 2007 and 2006, respectively:

	Three months ended March 31,
	2007	2006
	amounts in millions
The Netherlands	€51.5	€26.1
Austria	13.5	8.4
Ireland	25.2	13.9
Total Western Europe	90.2	48.4
Hungary	15.9	10.4
Other Central and Eastern Europe	34.9	17.8
Total Central and Eastern Europe	50.8	28.2
Central and corporate operations	27.8	21.0
Total UPC Holding continuing operations	€168.8	€97.6
Disposal (Belgium)	—	1.0
Total UPC Holding	€168.8	€98.6

(8)          Debt in the covenant calculations utilize debt figures which take into account currency swaps.  Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of UPC Holding’s total segment operating cash flow to UPC Holding’s operating income is presented below:

	Three months ended March 31,
	2007	2006
	amounts in millions
Total segment operating cash flow	€228.7	€189.5
Stock-based compensation expense(9)	(2.8)	(4.8)
Depreciation and amortization	(176.2)	(154.4)
Related party management credits	4.7	0.3
Impairment, restructuring and other operating charges	(3.3)	(2.0)
Operating incom(10)	€51.1	€28.6

(9)          The designated amounts presented in the reconciliation table are preliminary and do not include certain amounts that will be reflected in the statement of operations for UPC Holding B.V. for the three months ended March 31, 2007 upon the finalization of certain stock compensation allocations from Liberty Global to this entity.

(10)    Operating income includes €2.2 million for UPC Belgium in the three months ended March 31, 2006. Please see footnote 1 on page 1 for supplemental information.

Additional Information

The following tables provide preliminary financial information for Cablecom Luxembourg S.C.A. and VTR Global Com S.A. for the three months ending March 31, 2007. As discussed on pages 6 and 7, Cablecom Holdings GmbH and its subsidiaries have become subsidiaries of UPC Broadband Holding and will be consolidated in UPC Holding results starting in Q2 2007. Assuming completion of the VTR Interest fold-in occurs in Q2 2007, UPC Holding will begin consolidating the results of VTR Global Com S.A, in Q2 2007.

Revenue	Three months ended March 31,		Increase (decrease)
	2007	2006	%
	amounts in millions, except % amounts
Cablecom Luxembourg S.C.A.	CHF 255.6	CHF 231.8	10.3
VTR Global Com S.A.	CLP 78,613.8	CLP 69,995.3	12.3

Operating Cash Flow(11)	Three months ended March 31,		Increase (decrease)
	2007	2006	%
	amounts in millions, except % amounts
Cablecom Luxembourg S.C.A.	CHF 111.0	CHF 90.6	22.5
VTR Global Com S.A.	CLP 29,505.4	CLP 24,324.6	21.3

Capital Expenditure Summary	Three months ended March 31,		Increase (decrease)
	2007	2006	%
	amounts in millions, except % amounts
Cablecom Luxembourg S.C.A.	CHF 60.0	CHF 51.4	16.7
VTR Global Com S.A.	CLP 22,010.0	CLP 15,000.5	46.7

Additional Operating Cash Flow Reconciliations(11)

The following tables provide the respective reconciliations for Cablecom Luxembourg S.C.A. and VTR Global Com S.A.:

Three months ended
	March 31, 2007	March 31, 2006
amounts in millions
Cablecom Luxembourg S.C.A.
Operating cash flow	CHF 111.0	CHF 90.6
Depreciation and amortization and other operating charges	(100.5)	(94.6)
Operating Income (loss)	CHF 10.5	CHF (4.0)

VTR Global Com S.A.
Operating cash flow	CLP 29,505.4	CLP 24,324.6
Depreciation and amortization and other operating charges	(22,649.5)	(20,451.4)
Operating income	CLP 6,855.9	CLP 3,873.2

(11)    Please see page 8 for the definition of Operating Cash Flow.

Operating Data Table

	Operating Data - March 31, 2007 - UPC Holding B.V. Consolidated
					Video					Internet		Telephone
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships (3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
The Netherlands	2,683,500	2,599,300	2,201,300	3,189,300	1,686,900	510,800	—	—	2,197,700	2,599,300	585,200	2,487,500	406,400
Austria.	980,400	977,100	707,000	1,098,200	454,800	50,200	—	—	505,000	977,100	416,800	943,200	176,400
Ireland	857,400	328,500	599,500	657,600	272,000	210,800	—	111,300	594,100	328,500	62,900	122,500	600
Total Western Europe	4,521,300	3,904,900	3,507,800	4,945,100	2,413,700	771,800	—	111,300	3,296,800	3,904,900	1,064,900	3,553,200	583,400
Hungary	1,146,600	1,079,100	1,012,500	1,276,100	726,500	—	163,700	—	890,200	1,079,100	231,900	1,063,100	154,000
Romania	1,995,900	1,330,400	1,399,200	1,597,300	1,324,500	7,700	66,700	—	1,398,900	1,205,100	133,000	1,143,200	65,400
Poland.	1,943,100	1,312,900	1,061,300	1,324,000	1,005,200	—	—	—	1,005,200	1,312,900	235,700	1,275,300	83,100
Czech Republic	1,260,900	978,200	751,900	930,500	522,900	33,900	133,400	—	690,200	978,200	205,000	975,300	35,300
Slovak Republic	443,000	269,400	305,900	338,900	262,800	—	22,200	17,200	302,200	252,800	35,700	166,400	1,000
Slovenia	150,400	106,800	124,800	157,500	124,400	400	—	—	124,800	106,800	32,300	106,800	400
Total Central and Eastern Europe	6,939,900	5,076,800	4,655,600	5,624,300	3,966,300	42,000	386,000	17,200	4,411,500	4,934,900	873,600	4,730,100	339,200
Total UPC Holding B.V	11,461,200	8,981,700	8,163,400	10,569,400	6,380,000	813,800	386,000	128,500	7,708,300	8,839,800	1,938,500	8,283,300	922,600

	Operating Data - March 31, 2007- Pro Forma for Cablecom & announced inclusion of VTR
Cablecom (Switzerland)(13)	1,834,200	1,293,800	1,558,600	2,243,600	1,401,700	155,400	—	—	1,557,100	1,483,800	425,700	1,481,800	260,800
VTR (Chile)	2,372,400	1,529,700	953,500	1,737,100	700,600	111,000	—	—	811,600	1,529,700	437,400	1,498,600	488,100
Total Pro Forma	15,667,800	11,805,200	10,675,500	14,550,100	8,482,300	1,080,200	386,000	128,500	10,077,000	11,853,300	2,801,600	11,263,700	1,671,500

Footnotes to Operating Data Table:

(1)              Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes.  Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.  We do not count homes passed for DTH.   With respect to MMDS, one Home Passed is equal to one MMDS subscriber.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE.

(2)              Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom’s partner networks or for INODE.

(3)              Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)              Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)              Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 741,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)              Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  Cablecom’s Digital Cable Subscribers do not include individuals who receive digital video service through a purchased digital set-top box but do not pay monthly service fees to Cablecom.  Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom.  As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  In the Netherlands where our digital migration project is underway, a subscriber is moved from the Analog Cable Subscriber count to the Digital Cable Subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service.  Through December 31, 2006, the digital video service and the digital converter box were provided at the analog rate for six months after which the subscriber had the option to discontinue the digital service or pay an additional amount to continue to receive the digital service.  Effective January 1, 2007, this promotional period was reduced from six months to three months.  An estimated 5% to 10% of the Netherlands Digital Cable Subscribers at March 31, 2007 have accepted but not installed their digital converter boxes.

(7)              DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)              MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)              Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services.  With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)          Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services.  Our Internet Subscribers in Austria include residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)          Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services.  With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)          Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services.  Telephone Subscribers as of March 31, 2007, exclude an aggregate of 108,000 mobile telephone subscribers in the Netherlands.  Also, our Telephone Subscribers do not include customers that receive services via resale arrangements.  Our Telephone Subscribers in Austria include residential subscribers of INODE.

(13)          Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or “partner networks.”  A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements.  Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom.  These estimates may change in future periods as more accurate information becomes available.  Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our March 31, 2007 subscriber table is based on December 31, 2006 data.  In our March 31, 2007 subscriber table, Cablecom’s partner networks account for 48,500 Customer Relationships, 78,000 RGUs, 20,600 Digital Cable Subscribers, 188,000 broadband Internet Homes Serviceable and 190,000 Telephone Homes Serviceable, 35,900 Internet Subscribers, and 21,500 Telephone Subscribers.  In addition, partner networks account for 498,000 digital video homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2007 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries.  EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.